EXHIBIT 4.1
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                   CONSULTING AGREEMENT
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THE AGREEMENT is made and entered into as of this 31st day
of May, 2000 by and between EUROSOFT CORPORATION,
hereinafter referred to as "Client", with its principal
place of business at 703 Lucerne Avenue, Suite 201, Lake Worth, Florida 33460, and Richard I. Anslow, with his place of business at 4400 Route 9 , 2nd Floor, Freehold, New
Jersey 07728, hereinafter referred to as "Consultant".
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RECITALS
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A.     WHEREAS, Client is engaged in the business of
information technology and has a need for legal assistance
in its operations; and
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B.     WHEREAS, the Consultant is an attorney generally
knowledgeable in the areas of  corporate  law  and
securities law consistent with the business operations of
the Company and possesses a high level of experience in the various legal areas; and
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C.     WHEREAS,  the Company wishes to engage the Consultant
on a nonexclusive basis as an independent contractor to utilize Consultant's general legal experience and specific corporate and securities experience for this type of Company; and
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D.     WHEREAS,  the Consultant is willing to be so retained
on the terms and conditions as set forth in this Agreement.
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                       AGREEMENT
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      NOW, THEREFORE, in consideration of the promises and
the mutual agreements hereinafter set forth, the parties
hereto agree as follows:
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1.     Engagement. The Company hereby retains and engages
Consultant to perform the following consulting services (the "Consulting Services"): Duties of Consultant. The
Consultant will provide such services and advice to the Company so as to assist the Company in legal matters for the Company and advise the Company in corporate and securities matters. This shall include, but not be limited to, assisting the Company in various corporate and securities matters when advisable, and assist in negotiations and discussions pertaining thereof.
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2.    Duties Expressly Excluded. This Agreement expressly
excludes the Consultant from providing any and all capital formation and/or public relation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company's securities; (ii) assistance in making of a market in the Company's securities; and (iii) assistance in obtaining debt and/or equity financing. The Consultant shall not have the power of authority to bind the Company to any transaction without the Company's prior
written consent.
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3.     Consideration.  Client and Consultant agree that
Consultant shall receive from the Client a fee of Fifty Thousand (50,000) shares of Client's common stock, as consideration for the services rendered or to be rendered pursuant to this Agreement.
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4.      Term.  This  Agreement shall be effective for a term
of twelve (12) months starting from the date first written above unless sooner terminated by the parties hereto.
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5.      Expenses.  Consultant shall bear his out-of-pocket
costs and expenses incident to performing the Consulting Services, with a right of reimbursement from the Company unless such expenses are not-approved by the Company.
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6.      Consultant's  Liability.  In the absence of gross
negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any terms of this Agreement, the Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder.  Except in those cases where the
gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, the Company agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Consultant without the prior approval or authorization of the Company.
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7.      Company's Liability.  The Consultant agrees to
defend, indemnify, and hold the Company harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of the Company) which may in any way result pursuant to its gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.
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8.     Entire  Agreement.  This Agreement  embodies the
entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.
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9.     Waiver.  No waiver of any of the provisions of this
Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing wavier. No waiver shall be binding unless executed in writing by the party making the waiver.
10. Assignment and Binding Effect. This Agreement and the rights hereunder may not be assigned by the parties (except by operation of law or merger) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.
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11.      Notices.  Any notice or other communication
between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed at the addresses set forth herein above or at such other location as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or other communication shall be deemed to be given on the date of receipt.
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12.      Severability.  Every  provision of this Agreement
is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the
validity of this Agreement.
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13.      Governing Law. This Agreement shall be construed
and interpreted in accordance with the laws of the State of Florida, without giving effect to conflicts of laws.
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14.      Headings.  The headings of this Agreement are
inserted solely for the convenience  of reference and are
not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.
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15.      Acknowledgment Concerning Counsel.  Each party
acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.
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16.      Independent Contractor Status. There is no
relationship,  partnership, agency, employment,  franchise
or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.
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17.      Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have duly execute
this Agreement as of the date first written above.
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EUROSOFT CORPORATION
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BY: /s/ William H. Luckman
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        William H. Luckman
        Senior Vice President
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RICHARD I. ANSLOW
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BY: /s/ Richard I. Anslow
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        Richard I. Anslow
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